Exhibit 99.1

Contact:

Derek Cole

Investor Relations Advisory Solutions

720.940.2163

derek.cole@arcabiopharma.com

ARCA ANNOUNCES DEATH OF BOARD MEMBER BURTON E. SOBEL,

PREEMINENT PHYSICIAN SCIENTIST AND ACADEMIC LEADER

Broomfield, CO, May 6, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), today announced that Burton E. Sobel, 75, a member of its Board of Directors, has died.

“Burt was recognized as one of the great academic physicians of our time. He did groundbreaking work in several fields of cardiovascular medicine including blood coagulation, which led to major advances in the treatment of heart attacks and other thromboembolic diseases, as well as seminal work on myocardial function and biochemistry in response to hemodynamic stress. Burt will be deeply missed by his family, friends, colleagues and the many patients whose lives were greatly improved by his contributions to cardiovascular medicine.” commented Michael Bristow, MD, PhD, President and CEO of ARCA. “All of us at ARCA are deeply saddened by his passing.”

Sobel was a Professor of Medicine and Biochemistry at the University of Vermont, Director of the Cardiovascular Research Institute at the University, and former Chairman of the Department of Medicine. Previously, he had held academic and leadership positions at other major research institutions. Sobel edited major cardiovascular and medical journals, and had over 800 manuscripts published. He was active in the pharmaceutical industry as well, and had served on several boards of directors in addition to ARCA. Sobel received numerous awards, including a Research Career Development Award from the National Institutes of Health, a Distinguished Scientist Award from the American College of Cardiology and the Herric Award from the American Heart Association. He was a magna cum laude graduate of the Harvard Medical School.

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